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As filed with the Securities and Exchange Commission on April 8, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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B&G FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2005

To the Stockholders of B&G Foods, Inc.:

        An annual meeting of stockholders of B&G Foods, Inc. will be held on Thursday, May 12, 2005, at 10:00 a.m., local time, at The Summerfield Suites by Wyndham, One Ridgedale Avenue, Whippany, NJ 07981, for the following purposes (which are more fully described in the accompanying proxy statement):

  1.
  To elect six Class A directors and one Class B director of B&G Foods, Inc. to serve until the next annual meeting of stockholders; and

  2.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on April 1, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

        You are cordially invited to attend the annual meeting. However, whether or not you expect to attend the annual meeting, to assure your shares are represented at the annual meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

        A copy of our annual report for the year ended January 1, 2005 is enclosed for your convenience.

By Order of the Board of Directors,
Robert C. Cantwell Secretary

Parsippany, NJ
April 8, 2005

Your vote is important.
Please execute and return promptly the enclosed proxy card in the envelope provided.

ii

Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2005

        This proxy statement is provided to the stockholders of B&G Foods, Inc. ("B&G Foods," "we," or "our company") in connection with the solicitation of proxies by our board of directors to be voted at an annual meeting of stockholders to be held at The Summerfield Suites by Wyndham, One Ridgedale Avenue, Whippany, NJ 07981 at 10:00 a.m., local time, on Thursday, May 12, 2005, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy is first being sent or given to stockholders on or about April 8, 2005. This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the annual meeting.

        At the annual meeting, the stockholders will consider and vote upon the election of six Class A directors and one Class B director to hold office until the next annual meeting of stockholders and transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

        Each holder of record of our Class A common stock and Class B common stock at the close of business on April 1, 2005 is entitled to vote at the annual meeting. As of that date, a total of 20,000,000 shares of Class A common stock (all of which were represented by Enhanced Income Securities, or EISs) and 7,556,443 shares of Class B common stock were outstanding and are eligible to vote at the annual meeting. In accordance with our amended and restated certificate of incorporation, shares of our Class A common stock and shares of our Class B common stock are entitled to one vote per share and vote together as a class on all matters with respect to which holders are entitled to vote, except with respect to the election of Class B directors.

        Our amended and restated certificate of incorporation provides that so long as Bruckmann, Rosser, Sherrill & Co., L.P. (BRS) together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will have the exclusive right to elect two directors to our board of directors. In accordance with a securities holders agreement among the holders of our Class B common stock and our company, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the director nominees nominated by BRS. The holders of our Class A common stock and Class B common stock, voting together as a class, are entitled to elect the remaining members of the board of directors, whom we refer to as our Class A directors. We refer to those directors elected by the holders of our Class B common stock as our Class B directors.

        The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

How do I vote?

        Your shares may only be voted at the annual meeting if you are present or are represented by proxy. Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided. If you are a holder of both classes of our common stock, you will receive two proxy cards, one to vote your shares of Class A common stock and the other to vote your shares of Class B common stock.

        You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the annual meeting. Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

        If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

        All shares entitled to vote that are represented by properly-completed proxies received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted, the shares represented by your properly-completed proxy will be voted (i) FOR Proposal No. 1 and (ii) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the annual meeting.

Who may attend the Annual Meeting?

        All stockholders that were our stockholders as of the record date (April 1, 2005), or their authorized representatives, may attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the annual meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the annual meeting to ensure your admission.

How will votes be counted?

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of our company entitled to vote on a particular matter will constitute a quorum for the purpose of considering that matter. Thus, with respect to the election of the Class A directors, a majority of the outstanding shares of Class A and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. With respect to the election of the Class B director, a majority of the outstanding shares of Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

        With respect to the nominees for director under Proposal No. 1—Election of Directors, to be elected, each nominee must receive a plurality of all votes cast with respect to such position as director. Consequently, the six Class A director nominees receiving the most votes of holders of Class A common stock and Class B common stock, voting together, will be elected Class A directors, and the Class B nominee receiving the most votes of the holders of Class B common stock, will be elected Class B director.

Who will count the votes?

        Our transfer agent, The Bank of New York, will tally the vote, and one or more persons appointed by us will serve as inspector of the annual meeting.

        How are proxies being solicited and who will pay for the solicitation of proxies?

        We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

CORPORATE GOVERNANCE

Role of the Board of Directors

        In accordance with the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the board of directors and committees of the board of directors.

Meetings of the Board of Directors

        During the fiscal year ended January 1, 2005 (fiscal 2004), the board of directors held three regular meetings and four special meetings. Each of the directors attended at least 75% of all meetings held by the board of directors and all meetings of each committee of the board of directors on which such director served during the fiscal 2004.

Communication with the Board of Directors; Director Attendance at Annual Meetings

        Stockholders may communicate with a member or members of the board of directors by addressing their correspondence to the board member or members c/o the Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054. Our corporate secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to B&G Foods or our business, or is similarly inappropriate. Our corporate secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

        Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with board members about issues affecting our company, we encourage our directors to attend each annual meeting of stockholders. The 2005 annual meeting is our first annual meeting since the completion of our initial public offering of EISs.

Director Independence

        The Board of Directors has determined that the following directors are independent under the listing standards of the American Stock Exchange, on which our EISs are listed: Messrs. Chambers, Dunphy, Poe and Ms. Jamison.

Committees of the Board of Directors

        The board of directors has an audit committee, compensation committee and a nominating and governance committee.

Audit Committee

        The audit committee currently consists of Ms. Jamison (Chairperson) and Messrs. Dunphy and Poe. The audit committee met two times during fiscal 2004. The principal duties and responsibilities of our audit committee are as follows:

  •
  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

  •
  to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. Each director who serves on the audit committee is independent under the listing standards of the American Stock Exchange and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The board of directors has determined that Ms. Jamison qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations, and has designated Ms. Jamison as the audit committee's financial expert.

        The audit committee operates under a written charter adopted by the board of directors. A copy of the charter is included as Annex A to this proxy statement and is also available on our website at www.bgfoods.com. The report of the audit committee begins on page 27 of this proxy statement.

Compensation Committee

        The compensation committee currently consists of Messrs. Poe (Chairperson) and Chambers and Ms. Jamison. Each is independent under the listing standards of the American Stock Exchange with respect to compensation committees. The compensation committee met one time during fiscal 2004. The principal duties and responsibilities of the compensation committee are as follows:

  •
  to discharge the board of directors' responsibilities relating to the compensation of our executive officers and directors;

  •
  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all our equity-based compensation plans and policies; and

  •
  to prepare an annual report on executive compensation for inclusion in our proxy statement filed with the Securities and Exchange Commission.

        The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available on our website at www.bgfoods.com. The report of the compensation committee begins on page 17 of this proxy statement.

Nominating and Governance Committee

        The current members of our nominating and governance committee are Messrs. Chambers (Chairperson) and Dunphy and Ms. Jamison. Each is independent under the listing standards of the American Stock Exchange with respect to nominating and governance committees. The nominating and governance committee met one time during fiscal 2004. The principal duties and responsibilities of the nominating and governance committee are as follows:

  •
  to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of stockholders, and to recommend to the board of directors nominees for each committee of the board of directors;

  •
  to lead the board of directors in its annual review of the board's and management's performance;

  •
  to monitor our corporate governance structure; and

  •
  to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.

        The nominating and governance committee operates under a written charter adopted by the board of directors. The nominating and governance committee charter is attached as Annex B to this proxy statement and is also available on our website at www.bgfoods.com.

Director Nominations

        The nominating and governance committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the nominating and governance committee to consider their recommendations for nominees for the position of director should submit their recommendations, in accordance with the procedures set forth in our amended and restated bylaws, in writing to: Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006, the stockholder's notice much be received by our company not less than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement.

        For nominations, such stockholder's notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of our company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

        In its assessment of each potential candidate, the nominating and governance committee will review the nominee's professional ethics, integrity and values, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our company's or other related industries and such other factors the nominating and governance committee determines are pertinent in light of the current needs of the board of directors. The nominating and governance committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, human resources, communications and in other areas that are relevant to our activities. The nominating and governance committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to our company. After full consideration, the stockholder proponent will be notified of the decision of the nominating and governance committee.

        Nominees may also be recommended by directors, members of management, or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the board, the nominating and governance committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the board. Each director candidate will be evaluated by the nominating and governance committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a company stockholder or by others.

        The nominating and governance committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees. The nominating and governance committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director nominees and our company. After the nominating and governance committee has completed its review of a nominee's qualifications and conducted the appropriate inquiries, the nominating and governance committee will make a determination whether to recommend the nominee for approval by the board of directors. If the nominating and governance committee decides to recommend the director nominee for nomination by the board of directors and such recommendation is accepted by the board, the form of our proxy solicited will include the name of the director nominee.

Director Compensation and Arrangements

        During the 2003 and 2004 fiscal years prior to the consummation of our initial public offering, non-employee members of our board of directors received compensation for their services as directors in the amount of $1,000 to $2,000 per meeting of the board of directors. Following the consummation of our initial public offering, non-employee members of our board of directors receive compensation in the amount of $30,000 per year, and an additional $5,000 per year for our audit committee chairperson, for each year they serve on the board of directors. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

Code of Business Conduct and Ethics

        In September 2004, we adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers and directors, including our chief executive officer and our chief financial officer and principal accounting officer. The full text of the code of business conduct and ethics is available at the investor relations section of our web site, www.bgfoods.com. We intend to disclose any amendment to, or waiver from, a provision of the code of business conduct and ethics that applies to our chief executive officer or chief financial officer and principal accounting officer in the investor relations section of our web site.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

        Our current board of directors consists of seven members, including six Class A directors, Leonard S. Polaner (Chairman), David L. Wenner, James R. Chambers, Nicholas B. Dunphy, Cynthia T. Jamison, Alfred Poe and one Class B director, Stephen C. Sherrill.

        Our board of directors has nominated Messrs. Polaner, Wenner, Chambers, Dunphy and Poe and Ms. Jamison for election to the Board as Class A directors.

        Pursuant to our amended and restated certificate of incorporation, the holders of our Class B common stock have the exclusive right to elect two directors to the board of directors. In accordance with a securities holders agreement among the holders of our Class B common stock and our company, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the director nominees nominated by BRS. BRS has notified us and the holders of the Class B common stock that it has nominated Mr. Sherrill for election at the annual meeting by the holders of our Class B common stock. In accordance with a securities holders agreement among the holders of our Class B common stock and our company, the holders of our Class B common stock have agreed to vote for nominees of BRS's for Class B director. The holders of our Class A common stock are not entitled to vote their shares with respect to the election of Mr. Sherrill, but are entitled to vote, together with the holders of our Class B common stock, to elect Messrs. Polaner, Wenner, Chambers, Dunphy and Poe and Ms. Jamison.

        At the annual meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the board of directors), proxies will be voted for such substitute as designated by the board of directors, in the case of a Class A director and as designated by BRS on behalf of the holders of Class B common stock, in the case of the Class B director. The following table sets forth for each of the nominees for election as a director, his age and principal occupation and certain other information.

Nominees of the Board of Directors for Election by the Holders of Our Class A and Class B Common Stock

        Leonard S. Polaner, 73, Chairman of the Board:    Leonard Polaner has been Chairman of the Board since March 1993 when the Polaner business was sold to International Home Foods, Inc. Prior to that time, Mr. Polaner was the President and Chief Executive Officer of Polaner/B&G Inc., positions which he assumed upon joining the company in 1986. Mr. Polaner began his career in the food products industry in 1956 when, after earning his Masters Degree from Harvard Business School, he joined Polaner, a family-run business. He has been active in many industry trade groups, including the New York Preservers Association, where he served as President, and the International Jelly and Preservers Association, where he served as President and a member of the Board of Directors.

        David L. Wenner, 55, President and Chief Executive Officer and Director:    David Wenner is our President and Chief Executive Officer, positions he has held since March 1993, and has been a director since August 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for our distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President. He continued to be responsible for distribution and assumed responsibility for all company operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International.

        James R. Chambers, 47, Director:    James Chambers has been a director since 2001. Mr. Chambers is President and Chief Executive Officer of Remy Amerique, Inc., a subsidiary of Remy Cointreau. Prior to Remy, Mr. Chambers was Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of MeadWestvaco Inc. from 2001 to 2002. During 2000, he was Chief Executive Officer and President of Netgrocer.com, Inc., an online grocery retailer. Prior to that, Mr. Chambers was Group President of Information Resources, Inc., one of the largest research consultancies in the United States, from 1997 to 1999. From 1981 through 1996, Mr. Chambers held various positions with Nabisco, Inc., including President-Refrigerated Foods, Senior Vice President of Sales and Customer Service and Vice President, Information Technology.

        Nicholas B. Dunphy, 56, Director:    Nicholas Dunphy has been a director since 2000. Mr. Dunphy is a Managing Partner of Canterbury Capital II, LLC, with more than 20 years' business and investment banking experience. Prior to co-founding Canterbury Capital II, LLC, in 1996, he was a managing director and founding partner of Barclays Mezzanine Group. Before joining Barclays in 1980, Mr. Dunphy qualified as a Chartered Accountant in Canada and subsequently spent five years with Toronto Dominion Bank. Mr. Dunphy earned a B.Sc. from Manchester University in England and a Masters in Business Administration from York University in Canada.

        Cynthia T. Jamison,45, Director:    Cynthia Jamison has been a director since October 2004. Ms. Jamison currently serves as chief financial officer of Cosi, Inc. Ms. Jamison is a partner with Tatum CFO Partners, LLC. As a Tatum partner, she served as the chief financial officer of Savista Corporation (formerly eMac Digital, LLC) a software/BPO company owned by Kohlberg Kravis Roberts & Co. Prior to Savista, she was chief operating officer of SurePayroll, Inc., an internet payroll company, from August 2002 to August 2003. She has previously held several additional chief financial officer positions, including Near North Insurance, Inc., an insurance company, from March 2002 to July 2002; CultureWorx, Inc., a software company, from August 2000 to February 2002; Illinois Superconductor Corporation, a telecommunications company, from August 1999 to August 2000; and Chart House Enterprises, a restaurant company, from June 1998 to April 1999. From 1981 to 1998 she held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She has held board seats at Tractor Supply Company, Inc., and Horizon Organic Holdings, Inc. (both NASDAQ), where she sat on the companies' audit and compensation committees.

        Alfred Poe, 56, Director:    Alfred Poe has been a director since 1997. He is currently the Chief Executive Officer of Aja Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002. He was Chairman of the Board of the MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc. Mr. Poe also serves on the Board Of Directors Of Centerplate, Inc. (AMEX).

Nominee of BRS for Election by the Holders of Our Class B Common Stock

        Stephen C. Sherrill, 52, Director:    Stephen Sherrill has been a director since 1997. Mr. Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Doane Pet Care Enterprises, Inc., Remington Arms Company, Inc. and Lazy Days RV Center, Inc.

Required Vote

        To be elected, each nominee for director must receive a plurality of all votes cast with respect to such position as director. Shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote "FOR" each of the board of directors' nominees set forth in Proposal No. 1.

OUR MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, their ages and their positions as of April 1, 2005, are as follows: Our executive officers serve at the discretion of the board of directors.

Name	Age	Position
Leonard S. Polaner	73	Chairman of the Board of Directors
David L. Wenner	55	President, Chief Executive Officer and Director
Robert C. Cantwell	48	Executive Vice President of Finance and Chief Financial Officer
David H. Burke	63	Executive Vice President of Sales
James H. Brown	63	Executive Vice President of Manufacturing
Albert J. Soricelli	52	Executive Vice President of Marketing and Strategic Planning
James R. Chambers	47	Director
Nicholas B. Dunphy	56	Director
Cynthia T. Jamison	45	Director
Alfred Poe	56	Director
Stephen C. Sherrill	52	Director

        For a description of the business experience of Messrs. Polaner, Wenner, Chambers, Dunphy, Poe and Sherrill and Ms. Jamison, see "Proposal No. 1—Election of Directors."

        Robert C. Cantwell, Executive Vice President of Finance and Chief Financial Officer:    Robert Cantwell is our Executive Vice President of Finance and Chief Financial Officer. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche, where he received accreditation as a Certified Public Accountant.

        David H. Burke, Executive Vice President of Sales:    David Burke is our Executive Vice President of Sales. Mr. Burke has an extensive background with major consumer products companies. His experience includes eight years with Procter & Gamble in sales and sales management and 12 years at Quaker Oats, where he was a Regional Sales Manager and later Director of Broker Sales. Mr. Burke also spent four years with Pet Inc. as Vice President of Sales for their frozen foods business. Mr. Burke joined our company in 1990 as Vice President of Sales and was and continues to be responsible for sales of all our company's brands.

        James H. Brown, Executive Vice President of Manufacturing:    James Brown is our Executive Vice President of Manufacturing and has 29 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at the Roseland facility since 1981. In 1994, he assumed responsibility for our company's other manufacturing facilities. Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

        Albert J. Soricelli, Executive Vice President of Marketing and Strategic Planning:    Albert Soricelli is our Executive Vice President of Marketing and Strategic Planning. Prior to joining our company in 2000, Albert Soricelli held various executive positions in the food and consumer products industry. Mr. Soricelli spent 18 years at American Home Foods in Madison, New Jersey where he held the position of Senior Vice President/General Manager. More recently, Mr. Soricelli served as President, Consumer Division, of Nice Pak Inc. in Orangeburg, New York, a baby wipe and wet wipe consumer product company. As Executive Vice President of Marketing & Strategic Planning for our company, Mr. Soricelli is responsible for marketing, acquisitions and divestitures.

Executive Compensation

        The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2004, 2003 and 2002 paid to our five most highly compensated executive officers who were serving as such at January 1, 2005.

Summary Compensation Table

Annual Compensation
Name and Principal Position						Long-Term Compensation(3)	All Other Compensation(4)
	Year	Salary	Bonus(1)		Other(2)
David L. Wenner President and Chief Executive Officer	2004 2003 2002	$339,823 325,111 299,621	$	— 325,500 250,005	$10,000 10,000 10,000	$1,232,511 — —	$8,472 7,209 7,104
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer	2004 2003 2002	$251,948 241,132 229,854	$	— 175,000 139,653	$10,000 10,000 10,000	$1,232,511 — —	$6,740 6,559 6,531
David H. Burke Executive Vice President of Sales	2004 2003 2002	$244,102 233,102 222,102	$	— 163,100 129,502	$10,000 10,000 10,000	$1,232,511 — —	$8,653 8,376 8,242
Albert J. Soricelli Executive Vice President of Marketing and Strategic Planning	2004 2003 2002	$236,871 224,871 212,852	$	— 157,500 124,253	$10,000 10,000 10,000	$1,189,011 — —	$6,992 6,795 6,846
James H. Brown Executive Vice President of Manufacturing	2004 2003 2002	$209,332 201,332 191,640	$	— 145,600 116,669	$14,572 13,101 12,350	$1,179,511 — —	$8,240 7,987 7,879

(1)
Refers to annual bonus earned under our company's annual bonus plan.

(2)
Includes personal use of a company automobile or automobile allowances paid.

(3)
Includes payments in connection with our initial public offering under the transaction bonus plan described below and payments made for the repurchase of all outstanding options for our Class B common stock held by the executives with the proceeds from our initial public offering ($413,252 for each executive). Does not include payments received by the executive officers for the repurchase of all outstanding shares of Series A preferred stock and Class B common stock held by the executives with the proceeds from our initial public offering. See "Certain Relationships and Related Transactions—Repurchase of Existing Equity Interests with the Proceeds from our Initial Public Offering."

(4)
Includes our company's matching contributions to the 401(k) plan and the payment of life insurance premiums.

Long-Term Incentive Plan

        Our executive officers and other senior employees identified by the compensation committee of our board of directors are eligible to participate in our long-term incentive plan (LTIP). The purpose of the LTIP is to strengthen the mutuality of interests between the LTIP participants and holders of EISs. The LTIP is administered by our compensation committee, which has the power to, among other things, determine:

  •
  those individuals who will participate in the LTIP;

  •
  the level of participation of each participant in an incentive pool;

  •
  the conditions that must be satisfied in order for the participants to vest in their allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for a pool to be created and amounts to be allocated to the participants); and

  •
  other conditions that the participants must satisfy in order to receive payment of their allocated amounts.

        Under the LTIP, the maximum amount that any one participant can receive in respect of a one-year performance period is $1.0 million. The LTIP is an unfunded plan.

        Under the LTIP, participants are eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of an incentive pool. The incentive pool is established if "excess cash," as defined in the indentures governing our senior subordinated notes and our senior notes, determined on a per-EIS basis and without regard to distributions under the LTIP (referred to as the potential per EIS distributable amount), exceeds a minimum per EIS distributable cash target amount for fiscal year performance periods, commencing with fiscal 2005. Generally, and subject to a participant's continued employment with us, the amounts credited to a participant's account will vest at the end of this multi-year period. However, participants who terminate employment with us prior to the end of this multi-year period due to death or disability will fully vest in their accounts at the time of their termination of employment, and participants whose employment is terminated by us without "cause" prior to the end of the multi-year period will vest in a portion of their accounts at the time of their termination of employment. All payments under the LTIP are made in cash.

        The per EIS distributable cash target amount is set by the compensation committee for each performance period. If the per EIS distributable cash target amount is achieved for each relevant performance period, then the compensation committee will most likely establish a reserve for the incentive pool equal to a percentage of the "excess." The excess is the amount by which the potential per EIS distributable amount exceeds the per EIS distributable cash target amount, multiplied by the average number of EISs issued and outstanding during the performance period. For the initial performance period, the amount of the incentive pool reserve is 20% of the excess.

        Under the LTIP, in the event of a fundamental change (such as a merger or sale of all or substantially all of the assets or business of our company or acquisition by another entity of more than a 50% interest in us) of our company, the current performance period will be deemed to end on the last day of the month prior to the effective date of the fundamental change. The potential per EIS distributable amount and the per EIS distributable cash target amount will be pro rated for the number of months in such shortened performance period. If the pro rated potential per EIS distributable amount exceeds the pro rated per EIS distributable cash target amount, then the incentive pool for the shortened performance period will be established based on the excess described above for the shortened performance period and immediately prior to the effective time of the fundamental change, participants will vest in any unvested account balances (including amounts credited in prior performance periods).

        The compensation committee has the power to amend or terminate the LTIP at any time. We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code of 1986, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

Annual Bonus Plan

        We maintain an annual bonus plan that provides for annual incentive awards to be made to key executives upon our company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are normally paid in cash in a lump sum following the close of each plan year. Executives generally must be employed on the last day of a plan year to receive an award, however, the plan provides for proration of awards in the event of certain circumstances such as the executive's promotion or demotion, death or retirement.

1997 Incentive Stock Option Plan

        In 1997, we adopted the 1997 Incentive Stock Option Plan for our and our subsidiaries' key employees. The option plan authorized for grant to key employees and officers options for up to 736,263 shares of our Class B common stock. The option plan authorized us to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The option plan provided that it may be administered by our board of directors or a committee designated by our board of directors. Options granted under the option plan were exercisable in accordance with the terms established by the board of directors. Under the option plan, our board of directors determined the exercise price of each option granted, which in the case of incentive stock options, could not be less than fair value. All option grants were made at fair value as determined by a third party valuation. Options expired on the date determined by the board of directors, which expiration date was not permitted to be later than the tenth anniversary of the date of grant. The options vested ratably over 5 years. No options were granted during fiscal 2002, 2003 or 2004. As of October 14, 2004, options to purchase 728,020 shares of our Class B common stock, all of which were incentive stock options, had been granted since the inception of the option plan, and 8,243 additional shares were available for grant under the plan.

        On October 14, 2004, we used a portion of the proceeds from our initial public offering and the concurrent offerings to repurchase all options outstanding under the option plan for an aggregate purchase price of $3,911,138. As part of the repurchase, we repurchased 76,923 options from each of our six executive officers (461,538 options in the aggregate) for a purchase price of $413,252 ($2,479,512 in the aggregate.) Immediately following the consummation of the initial public offering and the repurchases, we terminated the option plan.

Transaction Bonus Arrangement

        Upon completion of our initial public offering we paid cash bonuses plus related fringe benefits of $6.0 million in the aggregate to our six most senior executive officers, other management and certain of our directors. The total compensation paid was as follows: approximately $4.8 million of transaction bonuses to our six most senior executive officers; approximately $0.8 million of transaction bonuses to other management; approximately $0.3 million for related fringe benefits; and approximately $0.1 million to Mr. Chambers as compensation for board service prior to the completion of our initial public offering. The transaction bonuses paid to our six most senior executive officers were paid in accordance with a transaction bonus plan approved by our board of directors that provided our six most senior executive officers (including our five most highly compensated officers) upon completion of the initial public offering cash compensation in an aggregate amount equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they received upon the repurchase of their existing equity did not equal at least 10% of the total equity value of our company.

401(k) Plan

        We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75.0% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($12,000 in 2004 if the participant is under age 50, and $14,000 in 2004 if age is 50 or over). We make a 50.0% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation. Matching contributions become fully vested after five years of employment with the company.

Pension Plan

        We maintain a pension plan for certain eligible employees meeting minimum eligibility requirements in which each of the executive officer's named in the summary compensation table above participates. The pension plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The pension plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years. Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan. As required by Section 401(a)(17) of the Internal Revenue Code of 1986, for fiscal 2005, benefits under the pension plan may be based only on the first $210,000 of an employee's annual earnings. As of January 1, 2005, the years of credited service for each of the executive officers named in the summary compensation table above were: Mr. Wenner, 15; Mr. Cantwell, 21; Mr. Burke, 14; Mr. Brown, 17; and Mr. Soricelli, five. The benefits listed in the pension plan table are generally not subject to deduction for Social Security or other offset amounts.

        For illustration purposes, the following table shows estimated maximum annual company-funded retirement benefits payable from the pension plan to employees who retire at age 65, assuming the employees receive their benefit as a single life annuity, without survivor benefits.

	Estimated Annual Pension
	(Years of Service)
Remuneration
	15	20	25	30	35
$40,000	$4,500	$6,000	$7,500	$9,000	$10,500
$60,000	$7,573	$10,097	$12,622	$15,146	$17,670
$80,000	$11,023	$14,697	$18,372	$22,046	$25,720
$100,000	$14,473	$19,297	$24,122	$28,946	$33,770
$120,000	$17,923	$23,897	$29,872	$35,846	$41,820
$140,000	$21,373	$28,497	$35,622	$42,746	$49,870
$160,000	$24,823	$33,097	$41,372	$49,646	$57,920
$180,000	$28,273	$37,697	$47,122	$56,546	$65,970
$200,000	$31,723	$42,297	$52,872	$63,446	$74,020
$210,000 and above	$33,448	$44,597	$55,747	$66,896	$78,045

Management Employment Agreements

        In connection with our initial public offering, we entered into employment agreements with Mr. Wenner, Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown. The agreement with Mr. Wenner provides that he will be employed as our chief executive officer and his current base salary is $370,000. The agreement with Mr. Cantwell provides that he will be employed as our chief financial officer and his current base salary is $262,000. The agreement with Mr. Burke provides that he will be employed as our executive vice president of sales and his current base salary is $255,000. The agreement with Mr. Soricelli provides that he will be employed as our executive vice president of marketing and his current base salary is $249,000. The agreement with Mr. Brown provides that he will be employed as our executive vice president of operations and his current base salary is $216,000.

        The term of each of these agreements is for two years beginning on October 14, 2004, subject to automatic one-year extensions, unless earlier terminated. Each agreement may be terminated by the employee at any time for any reason, provided that he gives us 60 days advance written notice of his resignation, subject to special notice rules in the event of a change in control or in the event that we substantially alter his duties so that he can no longer perform his duties in accordance with his agreement with us. The special notice rules are described below. Each agreement may also be terminated by us for any reason, including for "cause" (we must give 60 days advance written notice if the termination is without cause). As defined in each agreement, a termination for cause includes termination by us due to illegal conduct, habitual unexcused absence, habitual substance abuse, willful disclosure of confidential company information, intentional violation of our conflicts of interest policies, failure to comply with the lawful directions of the board of directors and, except with respect to Mr. Wenner, the chief executive officer, and willful misconduct or gross negligence that results in harm to us. The employee will be considered to be terminated without cause if he resigns because we have altered his duties so substantially that he can no longer perform them in accordance with his agreement with us or because his principal employment location has been moved by more than 45 miles. In this event, he must notify us within 30 days and must allow us 15 days to restore his duties. The employee will also be considered to be terminated without cause if he terminates his employment following a change in control. In this event, he must give us written notice of his resignation within 120 days after the change in control.

        Each employee's base salary as set forth above is subject to annual increases at the discretion of the board. Each employee is eligible to earn additional annual incentive compensation under our annual bonus plan, in amounts ranging from 50% to 100% of his base salary with respect to Mr. Wenner and 35% to 70% of his base salary with respect to Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown, if respective threshold or target performance benchmarks, as defined in the annual bonus plan, are met. Each employee is also eligible to participate in the LTIP described above. Each employee is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including a car and cellular phone allowance and (3) participate in all employee benefits plans maintained by us for our employees and (4) receive other customary employee benefits.

        In the case of termination by us without cause, termination by us due to the employee's disability, or a resignation by the employee described above that is considered to be a termination by us without cause, the employee will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a period of two years in the case of Mr. Wenner and for the severance period as defined below in the cases of Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown: (1) his annual base salary and incentive compensation awards at the threshold amount, (2) continuation of the other employment benefits described above, (3) if legally allowed, two additional years of service credit under our qualified pension plan with respect to Mr. Wenner or additional service credit under our qualified pension plan equal to the number of years in the severance period with respect to Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown and (4) outplacement services. The severance period, in the case of Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown, is the (1) period beginning on the date of the employee's termination of employment and ending on the second anniversary of the effective date of our employment agreement with him if his termination occurs within one year after the effective date of the employment agreement, (2) one year after his termination of employment if his termination occurs after the first anniversary of the effective date of the employment agreement and (3) two years after his termination of employment if his termination is following a change in control. In addition, if the employee terminates his employment following a change in control and becomes subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his payments will be increased so that he will be in the same after-tax economic position that he would be in if the excise tax did not apply. If the employee's termination is due to his disability, his continued annual base salary will be reduced by amounts paid under a disability plan or insurance policy.

        During his employment and for one year after his voluntary resignation or termination for cause, each employee has agreed that he will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business. Receipt of the severance benefits is contingent on the employee's compliance with this agreement.

Compensation Committee Interlocks And Insider Participation

        Our board of directors has appointed a compensation committee comprised of Messrs. Chambers and Poe and Ms. Jamison. No member of the compensation committee during fiscal 2004 was an officer or employee of us or any of our subsidiaries, or was formerly an officer of our company or any of our subsidiaries. No member of the compensation committee had any relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the compensation committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

Role of the Compensation Committee

        The compensation committee currently consists of three directors, each of whom was determined by our company's board of directors to be "independent" as defined by the listing standards of the American Stock Exchange. No member of the compensation committee is a current or former officer or employee of our company. The compensation committee is responsible for setting and administering the policies that govern executive annual salary, bonus, long-term incentive programs and other compensation and benefits.

        The compensation committee reviews and approves generally all compensation and fringe benefit programs of the company and also reviews and determines the actual compensation of the company's executive officers, as well as all cash incentive awards (and, prior to the termination of the stock option plan, stock option awards) to all key employees. The compensation committee annually evaluates the performance of, and determines and reports to the full board the compensation of, our chief executive officer (CEO) and our other executive officers based upon a combination of the achievement of corporate goals and individual performance. The compensation committee also reviews and makes recommendations to the board of directors on policies and programs for the development of management personnel and management structure and organization.

        The goals of the compensation committee with respect to executive officers, including the CEO, are to provide compensation that is designed to:

  •
  attract, motivate and retain executives of outstanding ability and potential; and

  •
  align the interests of executive officers with the interests of our security holders.

The compensation committee aims to provide incentives for superior individual performance by paying competitive compensation, and by basing a significant portion of compensation upon achieving that performance.

Components of Executive Compensation

        The compensation committee believes that it is important to place a greater percentage of senior executives' compensation at risk than that of non-executives by tying senior executives' compensation directly to the performance of B&G Foods. Accordingly, executive compensation consists primarily of an annual salary, bonuses linked to the performance of the company and long-term long-term incentives.

  Base Salaries.

        In connection with our initial public offering, we entered into employment agreements with each of our five most highly compensated executive officers. The base salaries for these executive officers are set forth in the summary compensation table located above. For each of these executive officers, including the CEO, the officer's base salary is subject to annual increase at the discretion of the compensation committee. Adjustments to base salary are based upon the executive officer's past performance, expected future contributions, scope and nature of responsibilities, including changes in responsibilities, and competitive compensation data relating to such executive officer.

  Annual Bonus Plan

        The compensation committee believes that a portion of an executive officer's compensation should be tied to the achievement of the company's performance goals in the form of an annual incentive bonus, in order to reward individual performance and overall company success. B&G Food's annual bonus plan provides for annual incentive awards to be made to key executives, including our five most highly compensated executive officers, upon our company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are normally paid in cash in a lump sum following the close of each plan year. No bonuses under the annual bonus plan were awarded for fiscal 2004.

  Long-Term Incentive Compensation

        LTIP.    In connection with B&G Foods' initial public offering, the company adopted a long-term incentive plan (LTIP) designed to strengthen the mutuality of interests between the LTIP participants and the holders of our EISs. The LTIP is administered by the compensation committee. Under the LTIP, participants are eligible to receive certain amounts, initially credited to accounts created for them on the company's books and records as a percentage of an incentive pool. The incentive pool is established if "excess cash," as defined in the indentures governing B&G Foods' senior subordinated notes and senior notes, determined on a per-EIS basis and without regard to distributions under the LTIP (referred to as the potential per EIS distributable amount), exceeds a minimum per EIS distributable cash target amount for fiscal year performance periods, commencing with fiscal 2005. Generally, and subject to a participant's continued employment with the company, the amounts credited to a participant's account will vest at the end of certain multi-year periods. All payments under the LTIP are made in cash. The compensation committee has the power to amend or terminate the LTIP at any time. No awards have been vested, accrued or granted under the LTIP.

        Stock Option Plan.    In 1997, B&G Foods adopted the 1997 Incentive Stock Option Plan for the company's and its subsidiaries' key employees. On October 14, 2004, the company used a portion of the proceeds from the initial public offering and the concurrent offerings to repurchase all options outstanding under the option plan for an aggregate purchase price of $3,911,138. As part of the repurchase, we repurchased 76,923 options from each of our six executive officers (461,538 options in the aggregate) for a purchase price of $413,252 ($2,479,512 in the aggregate). Immediately following the consummation of the initial public offering and the repurchases, the option plan was terminated and replaced by the LTIP, which the compensation committee believes is more consistent with the interests of our EIS holders. No stock options were granted to our executive officers or other employees in fiscal 2004.

        Transaction Bonus Arrangement.    The compensation committee believes that the management team achieved a significant milestone in 2004 with the completion of B&G Foods' initial public offering. Upon completion of the initial public offering, B&G Foods paid cash bonuses plus related fringe benefits of $6.0 million in the aggregate to the company's six most senior executive officers, other management and certain directors. The total compensation paid was as follows: approximately $4.8 million of transaction bonuses to the company's six most senior executive officers; approximately $0.8 million of transaction bonuses to other management; approximately $0.3 million for related fringe benefits; and approximately $0.1 million to Mr. Chambers as compensation for board service prior to the completion of our initial public offering. The transaction bonuses paid to the six most senior executive officers were paid in accordance with a transaction bonus plan approved by the full board of directors that provided our six most senior executive officers (including our five most highly compensated officers) upon completion of the initial public offering cash compensation in an aggregate amount equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they received upon the repurchase of their existing equity did not equal at least 10% of the total equity value of our company.

  Other Compensation and Benefits

        Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with our company. Benefits offered to executive officers are the same as those offered to the general employee population, except for the automobile allowance provided to the executive officers.

        Executive officers are entitled to participate in the company's defined benefit pension plan. In addition, under the company's 401(k) plan, B&G Foods makes a 50.0% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation. Matching contributions become fully vested after five years of employment with the company. 401(k) matching contributions to the five most highly compensated executive officer's totaled $30,750 in fiscal 2004.

Chief Executive Officer Compensation

        David L. Wenner has served as our President and Chief Executive Officer since March 1993. Mr. Wenner's compensation during fiscal 2004 was based in part on the employment agreement entered into during 2004 and which became effective upon completion of the company's initial public offering. In 2004, Mr. Wenner's cash compensation consisted of an annual salary of approximately $340,000, a bonus of $819,259 under the transaction bonus plan described above upon the successful completion of the company's initial public offering, and $413,252 for the repurchase of options for Class B common stock. In addition, as described below under "Certain Relationships and Related Transactions," in connection with the initial public offering, we repurchased, Series A preferred stock and Class B common stock from Mr. Wenner for an aggregate purchase price of $234,148.

Deductibility of Certain Compensation

        Payments during fiscal 2004 to B&G Foods' executives under the various programs discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is "performance-based compensation." The definition of performance-based compensation includes compensation deemed paid on the exercise or repurchase of certain stock options. The exercised or repurchased stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. Our stock option plan was intended to ensure that the exercise or repurchase of such stock options would qualify as performance-based compensation. Through January 1, 2005, Section 162(m) has not affected our tax deductions, and the compensation committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The compensation committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code Section 162(m) in the future to the extent consistent with the best interests of B&G Foods.

Alfred Poe, Chairperson James R. Chambers Cynthia T. Jamison

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the change in the cumulative total EIS holder return on our company's EISs with the cumulative total return of the AMEX Stock Market—U.S. Index and the S&P Packaged Foods & Meats Index for the period from October 8, 2004 (the first day of trading of our EISs on the American Stock Exchange) to December 31, 2004, assuming the investment of $100 on October 8, 2004 and the reinvestment of dividends and interest.

        The EIS price performance shown on the graph only reflects the change in our company's EIS price relative to the noted indices and is not necessarily indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
B&G FOODS, INC. ENHANCED INCOME SECURITIES
AMEX STOCK MARKET- U.S. INDEX
THE S&P PACKAGED FOODS & MEATS INDEX

	10/8/04	12/31/04
B&G Foods, Inc.	100.00	99.87
Amex Market Value (U.S.)	100.00	114.15
S&P Packaged Foods & Meats	100.00	110.97

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 1, 2005 with respect to the beneficial ownership of our Class A common stock and Class B common stock, and shows the number of and percentage beneficially owned by:

  •
  each person or entity known to us to beneficially own five percent or more of our Class A common stock or Class B common stock;

  •
  each director of our company;

  •
  the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

Unless otherwise specified, all shares are directly held.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by him. As of April 1, 2005, 20,000,000 shares of Class A common stock were outstanding (all of which were represented by EISs) and 7,556,443 shares of Class B common stock were outstanding. To our knowledge, each share of Class A common stock set forth in the table below is held in the form of an EIS.

	Number and Percent of Shares
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner
	Shares	Percentage	Shares	Percentage
Federated Investors, Inc.(1)	2,719,450	13.6%	—	—
Scott A. Bommer(2)	1,853,500	9.3%	—	—
The Northwestern Mutual Life Insurance Company(3)	1,550,000	7.8%	—	—
Bruckmann, Rosser, Sherrill & Co., L.P.(4)	144,800	*	5,542,334	73.3%
Canterbury Mezzanine Capital II, L.P. (5)	—	—	546,295	7.2%
Leonard S. Polaner(6)(7)	7,000	*	214,286	2.8%
David L. Wenner(6)	6,400	*	214,286	2.8%
Robert C. Cantwell(6)	3,500	*	214,286	2.8%
David H. Burke(6)	—	—	214,286	2.8%
James H. Brown(6)	3,400	*	214,286	2.8%
Albert J. Soricelli(6)	—	—	214,286	2.8%
James R. Chambers(6)	—	—	—	—
Nicholas B. Dunphy(8)	—	—	—	—
Cynthia T. Jamison(6)	—	—	—	—
Alfred Poe(6)	—	—	—	—
Stephen C. Sherrill(9)	130,000	*	108,514	1.4%
All directors and officers as a group (11 persons)(7)	150,300	*	1,394,230	18.5%

*
Less than 1%

(1)
According to a Schedule 13G/A filed on February 14, 2005, Federated Investors, Inc. ("Federated Investors") is the parent holding company of Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Federated Investment Counseling, and Federated Investment Management Company (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own shares of Class A common stock of B&G Foods. The Investment Advisers are wholly owned subsidiaries of

  FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors. All of Federated Investors outstanding voting stock is held in the Voting Shares Irrevocable Trust (the "Federated Trust") for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the "Federated Trustees"). The Federated Trustees exercise collective voting control over Federated Investors. Federated Investors, the Federated Trust, and each of the Federated Trustees disclaim beneficial ownership of the shares of Class A common stock. The address for Federated Investors is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(2)
According to a Schedule 13G/A filed on February 14, 2005, Scott A. Bommer, individually and as managing member of (a) SAB Capital Advisors, L.L.C. (the "SAB General Partner"), for itself and as the general partner of (i) SAB Capital Partners, L.P. ("SAB") and (ii) SAB Capital Partners II, L.P. ("SAB II") and (b) SAB Capital Management, L.L.C. ("SAB IMGP"), for itself and as the general partner of SAB Overseas Capital Management, L.P. ("SAB Investment Manager"), has shared voting and investment SAB power for 1,853,500 shares of Class A common stock. The SAB entities may be deemed to beneficial own such shares as follows: SAB, 819,026 shares; SAB II, 16,533 shares; SAB General Partner, 835,559 shares; SAB Investment Manager, 1,017,941 shares; and SAB IMGP, 1,017,941 shares. Mr. Bommer shares beneficial ownership of all of 1,853,500 of these shares. The address of Mr. Bommer and each of the SAB entities is 650 Madison Avenue, 26th Floor, New York, New York 10022-1029.

(3)
According to a Schedule 13G/A filed on February 10, 2005, of such number of shares of Class A common stock, 1,333,333 shares are owned directly by The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"). Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (a) 3,875 shares are owned by the Asset Allocation Portfolio, and 62,623 shares are owned by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc. ("Series Fund"), an affiliate of Northwestern Mutual and a registered investment company; (b) 100,333 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account ("GASA"); and (iii) 4,189 shares are owned by the Asset Allocation Fund, and 45,647 shares are owned by the High Yield Bond Fund of Mason Street Funds, Inc. ("Mason Street Funds"), an affiliate of Northwestern Mutual and a registered investment company. Mason Street Advisors, LLC ("Mason Street Advisors"), a wholly owned company of Northwestern Mutual and a registered investment advisor, serves as an investment advisor to Northwestern Mutual, Series Fund, GASA, and Mason Street Funds, and it shares voting and investment power with respect to all of the aforementioned holdings other than 1,000,000 shares owned directly by Northwestern Mutual and 50,000 shares owned by GASA. Northwestern Investment Management Company, LLC ("Northwestern Investment Management"), a wholly owned company of Northwestern Mutual, also serves as an investment advisor to Northwestern Mutual and GASA and it shares voting and investment power with respect to 1,000,000 shares owned directly by Northwestern Mutual and 50,000 shares owned by GASA. The address for each of Northwestern Mutual, Mason Street Advisors and Northwestern Investment Management is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(4)
Includes shares held by certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P. Bruckmann, Rosser, Sherrill & Co., L.P. disclaims beneficial ownership of such shares. Bruckmann, Rosser, Sherrill & Co., L.P. is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc. The sole general partner of BRS Partners, Limited Partnership is BRSE Associates, Inc. Stephen C. Sherrill is a stockholder of Bruckmann, Rosser, Sherrill & Co., Inc. and BRSE Associates, Inc. and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P. Mr. Sherrill disclaims beneficial ownership of any such shares, except for those shares set forth opposite his name in the table. The address for Bruckmann, Rosser, Sherrill & Co., L.P. is 126 East 56th Street, 29th Floor, New York, NY 10022.

(5)
Canterbury Mezzanine Capital II, L.P. is a limited partnership, the sole general partner of which is Canterbury Capital II, LLC. Nicholas B. Dunphy holds a minor membership interest in Canterbury Mezzanine and a membership interest in Canterbury Capital and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Canterbury Mezzanine. Mr. Dunphy disclaims beneficial ownership of any such shares. The address for Canterbury Capital II, LLC is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.

(6)
The address of such person is c/o B&G Foods, Inc., 4 Gatehall Drive, Suite 110, Parsippany, New Jersey, 07054.

(7)
With respect to Mr. Polaner, all 214,286 shares of Class B common stock have been issued to Ellen Polaner as Trustee under the Indentures of Leonard Polaner, each dated March 9, 1998 for the benefit of Steven Polaner, Doug Polaner and Max Polaner, respectively. Mr. Polaner disclaims beneficial ownership of such shares.

(8)
Excludes shares held by Canterbury Mezzanine, of which shares Mr. Dunphy disclaims beneficial ownership. The address of Mr. Dunphy is c/o Canterbury Mezzanine Capital II, L.P., 600 Fifth Avenue, 23rd Floor, New York, New York 10020.

(9)
Excludes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P., of which shares Mr. Sherrill disclaims beneficial ownership. The address of Mr. Sherrill is c/o Bruckmann, Rosser, Sherrill & Co., L.P. is 126 East 56th Street, 29th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securities Holders Agreement and Registration Rights Agreement

        Securities Holders Agreement.    BRS, Canterbury Mezzanine Capital II, L.P. and Protostar Equity Partners, L.P. (our former sponsor investors), entities and individuals affiliated with BRS, Canterbury and Protostar and certain members of our board of directors and our executive officers are parties to a second amended and restated securities holders agreement, dated as of October 14, 2004, containing agreements among such stockholders with respect to the Class B common stock, EISs and corporate governance of B&G Foods and its subsidiaries.

        The securities holders agreement contains provisions that restrict the ability of BRS, Canterbury and Protostar and our management stockholders from transferring any Class B common stock, except to their affiliates or as otherwise permitted pursuant to the terms of the securities holders agreement. Beginning on April 13, 2005 (the 181st day following our initial public offering), the holders of our Class B common stock may sell shares of Class B common stock to a third party in a private sale (other than to the public) provided that the third-party purchaser becomes a party to the securities holders agreement and makes a representation that it and its related persons do not hold, and, for so long as it holds Class B common stock, will not acquire any separate senior subordinated notes (not in the form of EISs). The restrictions in this paragraph do not apply to sales to certain permitted transferees of the holders of our Class B common stock.

        The securities holders agreement also contains a non-competition restriction that applies to our management stockholders of Class B common stock and limit their ability to compete with us during their employment and for a period of ten months following any termination of employment (except a termination by us without cause).

        Repurchase of Existing Equity Interests with the Proceeds from our Initial Public Offering.    On October 14, 2004, we used a portion of the proceeds from our initial public offering to repurchase from our pre-IPO equity holders all of our outstanding Series A preferred stock for $32,735,937; all of our outstanding Series B preferred stock for $24,481,083; all of our outstanding Series C preferred stock for $48,432,861; 4,765,344 shares of our Class B common stock for $31,012,736; options exercisable for 803,623 shares of our Class B common stock for $2,265,548; and warrants exercisable for 2,366,705 shares of our Class B common stock for $8,905,921.

        In consideration for these repurchases of pre-IPO equity interests, BRS, formerly our majority investor, and certain entities and individuals associated with BRS (other than Mr. Sherrill and Thomas Baldwin, a former director of our company) received aggregate proceeds of $96,641,412; Canterbury, received aggregate proceeds $30,689,603; and Protostar received aggregate proceeds of $10,229,867. Our current and former directors and officers received aggregate consideration for theses repurchases of pre-IPO equity interests as follows: $963,759 to Mr. Polaner; $647,400 to Mr. Wenner; $647,400 to Mr. Cantwell; $647,400 to Mr. Brown; $647,400 to Mr. Burke; $626,554 to Mr. Soricelli; $549,562 to Mr. Baldwin; $3,133,710 to William F. Callahan, III, a former director; $554,105 to Mr. Poe; and $1,936,886 to Mr. Sherrill.

        Future Repurchase of our Class B Common Stock.    Neither we nor the holders of shares of Class B common stock have any repurchase right or obligation with respect to our currently outstanding Class B common stock. However, the securities holders agreement provides that if we and the holders of shares of Class B common stock agree that we will repurchase any shares of Class B common stock from such holders that the price per share of Class B common stock to be repurchased will be equal to the per share fair value of our Class A common stock at such time, which shall generally be equal to the price of the Class A common stock on the American Stock Exchange if the Class A common stock is then listed or if it is not then listed, as determined by an independent appraisal firm. The securities holders agreement also provides that until October 14, 2006, the second anniversary following our initial public offering, we will not be permitted to repurchase shares of Class B common stock if following any such repurchase the aggregate number of shares of Class B common stock that remains outstanding would be less than 2,755,644.

        Registration Rights Agreement.    BRS, Canterbury Mezzanine Capital II, L.P., Protostar Equity Partners, L.P., entities and individuals affiliated with BRS, Canterbury and Protostar and certain members of our board of directors and our executive officers are parties to a registration rights agreement pursuant to which B&G Foods has granted registration rights to the holders of our Class B common stock.

        The registration rights agreement provides that following the earliest of:

  •
  October 14, 2009 (the fifth anniversary of our initial public offering);

  •
  the date upon which at least 10% of Class A common stock issued in our initial public offering is held separately and not in the form of EISs so that a separate trading market in the Class A common stock has developed and has subsisted for at least 180 days, as evidenced by the listing of the Class A common stock on the American Stock Exchange, any other national stock exchange or Nasdaq or any other national quotation system, provided that at least one year has elapsed since the closing of our initial public offering; and

  •
  any earlier date, provided that we first confirm that the exercise of the registration rights will not adversely affect our treatment of the EISs and the separate senior subordinated notes for financial reporting purposes, holders of our Class B common stock may demand registration of their Class B common stock two times per year; provided, however, that not less than a specified minimum number of shares of Class B common stock is requested to be registered. Holders of Class B common stock have rights to piggyback on any registration of Class B common stock.

        In addition, following the date upon which the demand registration rights become effective as set forth above, and after there has been a registration, if any, of the Class B common stock, holders of Class B common stock have piggyback rights whenever (if at all) we register additional EISs or Class A common stock, subject to certain cutbacks (the Class B common stock would be the first to be cut back) and certain other conditions. We will have the right in the event of any demand registration to preempt such registration by offering to repurchase the shares of Class B common stock sought to be registered for their per share fair value (as determined above under "—Future Repurchase of our Class B Common Stock").

Management Agreement and Transaction Services Agreement

        We were party to a management services agreement with Bruckmann, Rosser, Sherrill & Co., Inc., the manager of BRS, pursuant to which we paid Bruckmann, Rosser, Sherrill & Co., Inc. $500,000 per annum for management, business and organizational strategy and merchant and investment banking services rendered to us, which services included, but were not limited to, advice on corporate and financial planning, oversight of operations, including the manufacturing, marketing and sales of our products, development of business plans, the structure of our debt and equity capitalization and the identification and development of business opportunities. Concurrently with our initial public offering, the management agreement was terminated.

        We and Bruckmann, Rosser, Sherrill & Co., Inc. are party to a transaction services agreement pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. will be paid a transaction fee for management, financial and other corporate advisory services rendered by Bruckmann, Rosser, Sherrill & Co., Inc. in connection with acquisitions, divestitures and financings by us, which fee will not exceed 1.0% of the total transaction value. In connection with the acquisition of the Ortega line of products in 2003, we paid transaction fees to Bruckmann, Rosser, Sherrill & Co., Inc., aggregating $1.0 million for financial advisory services. We recorded such transaction fees as part of the transaction costs included in the Ortega purchase price. The transaction services agreement provides that transaction fees will be payable as described above unless a majority of disinterested directors determine otherwise.

Roseland Lease

        We are a party to a lease for our Roseland facility with 426 Eagle Rock Avenue Associates, a real estate partnership of which Leonard S. Polaner, our Chairman, is the general partner. We paid $59,600 per month in rent to 426 Eagle Rock Avenue Associates pursuant to the Roseland lease through March 31, 2004. Beginning April 1, 2004, our monthly rent increased to $68,500. The lease expires in 2009. In the opinion of management, the terms of the Roseland lease are at least as favorable to us as the terms that could have been obtained from an unaffiliated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our Class A common stock to file with the Securities and Exchange Commission various reports as to ownership of and changes of ownership in any class of equity securities of our company. Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16 reports they file. As a practical matter, B&G Foods assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To our knowledge, the Section 16(a) filing requirements were met on a timely basis during fiscal 2004, except that due to technical delays in the Edgarizing of certain reports filed in connection with our initial public offering, a Form 3 for each of Messrs. Polaner, Chambers and Poe and Ms. Jamison was filed one day late; a Form 4 for each of Messrs. Wenner, Cantwell, Burke, Brown, Baldwin, Poe, Polaner and Sherrill was filed one day late; and a Form 4 for Mr. Sherrill was filed two days late.

REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by board of directors, the audit committee oversees our management's conduct of the financial reporting process on behalf of the board of directors. A copy of the charter is attached as Annex A to the proxy statement of which this report is a part. The audit committee also appoints the independent registered public accounting firm to be retained to audit our company's consolidated financial statements, and once retained, the independent registered public accounting firm reports directly to the audit committee. The audit committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm.

        Management is responsible for our company's financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our company's independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America. The audit committee's responsibility is to monitor and review these processes. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews.

        Each of the current members of the audit committee were appointed to the audit committee effective upon the completion of our company's initial public offering in October 2004. Subsequent thereto the audit committee met two times during fiscal 2004. During fiscal 2005 and future fiscal years, the audit committee will meet at least four times annually, or more frequently as circumstances dictate. During fiscal 2004, the audit committee also met with management periodically to consider the adequacy of our company's internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent registered public accounting firm, KPMG LLP. The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal controls, and the overall quality of our financial reporting.

        The audit committee also discussed with senior management our company's disclosure controls and procedures and the certifications by our chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our company's filings with the Securities and Exchange Commission.

        In fulfilling its oversight responsibilities, the audit committee reviewed the audited consolidated financial statements in the annual report for the year ended January 1, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent registered public accounting firm its independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with KPMG LLP's independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended January 1, 2005 for filing with the SEC.

Cynthia T. Jamison, Chairperson Nicholas B. Dunphy Alfred Poe

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

        One or more representatives of KPMG LLP, are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

        In addition to performing the audit of our consolidated financial statements, KPMG LLP has provided various other services during fiscal 2004 and 2003. The aggregate fees billed for fiscal 2004 and 2003 for each of the following categories of services are set forth below:

        Audit Fees.    The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our consolidated financial statements for fiscal 2004 and 2003 and review of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q were $1,687,500 and $168,000, respectively. Audit fees for fiscal 2004 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters and assistance with the review of our filings with the SEC in connection with our initial public offering and the concurrent offerings.

        Audit-Related Fees.    The aggregate fees billed for audit-related services rendered by KPMG LLP during fiscal 2004 and 2003, which consisted principally of audits of employee benefit plans and fees related to the acquisition of The Ortega Brand of Business in fiscal 2003, were $29,000 and $229,000, respectively.

        Tax Fees.    The aggregate fees billed for professional services rendered by KPMG LLP during fiscal 2004 and 2003 for tax compliance, tax advice and tax planning in connection with our tax returns were $852,850 and $58,000, respectively. Tax fees during fiscal 2004 also included, and consisted principally of, fees for tax consultation related to our initial public offering, the concurrent offerings and related transactions.

        All Other Fees.    No professional services were rendered by KPMG LLP during fiscal 2004 and 2003 for services other than those described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

        The audit committee has reviewed summaries of the services provided by KPMG LLP and the related fees, and the audit committee has determined that the provision of non-audit services described in "All Other Fees" is compatible in maintaining the independence of KPMG LLP.

        All of the audit services, audit-related services and tax services described above were pre-approved by the our audit committee in accordance with its pre-approval policy. The audit committee pre-approval policy provides that all auditing services and all non-audit services to be provided by the independent registered public accounting firm be pre-approved by the audit committee, provided that the audit committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

OTHER MATTERS

        Our management is not aware of any other matters to be presented for action at the annual meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form(s) of proxy to vote in accordance with their best judgment on such matters.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2006 Annual Meeting Proxy Statement and Proxy Card

        Under the rules of the Securities and Exchange Commission, any stockholder proposal to be considered by us for inclusion in our 2006 proxy statement and form of proxy card for next year's annual meeting of stockholders, expected to be held in May 2006, must be received by our corporate secretary at our principal executive offices located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, not later than December 9, 2005 (120 days prior to the first anniversary of this proxy statement). The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

        In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. If no annual meeting was held in the previous year, notice must be received not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date. Therefore, to be presented at next year's annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received on or after November 10, 2005 but no later than December 9, 2005.

By Order of the Board of Directors,
Robert C. Cantwell Secretary

Parsippany, NJ
April 8, 2005

ANNEX A

B&G FOODS, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

        The primary function of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Corporation's financial statements, the Corporation's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence and the performance of the Corporation's internal audit function and independent registered public accounting firm. The Audit Committee shall also prepare the Audit Committee Report required by the Securities and Exchange Commission (the "SEC") to be included in the Corporation's annual proxy statement.

        The Audit Committee shall fulfill its oversight responsibilities by reviewing the following: the financial reports and other financial information provided by the Corporation to its shareholders, the SEC and others; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and business conduct that Management and the Board have established; and the Corporation's auditing, accounting and financial processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of and adherence to these processes and systems. The Audit Committee's primary duties and responsibilities are to:

  •
  serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control systems;

  •
  review1 and appraise the audit efforts of the Corporation's independent registered public accounting firm and exercise ultimate authority over the relationship between the Corporation and its independent registered public accounting firm; and

  •
  provide an open avenue of communication among the independent registered public accounting firm, financial and senior Management and the Board of Directors.

        In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements fairly present the Corporation's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of Management and the outside independent registered public accounting firm. Nothing contained in this charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Corporation and on other information presented to the Committee, Board or the Corporation by its officers or employees or by outside experts.

1
Auditing literature, particularly, Statement of Auditing Standards No. 100, defines the term "review" to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term "review" as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of SEC Release No. 34-42266, any use in this Audit Committee Charter of the term "review" should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

COMPOSITION OF THE AUDIT COMMITTEE

        The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. The Board shall designate one member of the Committee to serve as its chair. With respect to each Committee member, the Board shall affirmatively determine that the member satisfies the requirements for "independence" imposed by the American Stock Exchange or other appropriate governing body, Section 10A(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and all rules and regulations promulgated thereunder by the SEC. Each Committee member must be financially literate, as defined by the Board in its business judgment, or must be able to become financially literate within a reasonable period of time after his or her appointment to the Committee. The Audit Committee must have at least on member with accounting or related financial management expertise, as defined by the Board in its business judgment. If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service does not impair the ability of such member to serve effectively on the Committee and must disclose such determination in the annual proxy statement.

        Determination of the true, actual and effective independence of any Audit Committee member that has or had some relationship with the Corporation, will be made by the Board of Directors in accordance with the requirements of the American Stock Exchange and the SEC, with weight given to both prudent principles and "appearances."

        The Audit Committee shall be designated and its membership appointed in accordance with and subject to the Corporation's By-laws.

MEETINGS

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least four times annually with Management, the independent registered public accounting firm and the internal auditors, if any, in separate executive sessions to discuss any matters that the Committee believes should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent registered public accounting firm and Management quarterly in advance of any earnings press release to review the Corporation's financials consistent with its responsibilities and duties.

        The Committee shall report to the Board of Directors at each regularly scheduled Board meeting on significant results of its activities.

        The Committee shall have the authority to establish its own rules and procedures consistent with the Bylaws of the Corporation for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

        The Committee may, in its discretion, utilize the services of the Corporation's regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal, accounting or other advisors if the Committee determines that such counsel is necessary or appropriate under the circumstances. The Audit Committee shall have sole authority to approve all fees and terms of engagement of such advisors, and the Corporation shall provide sufficient funding for the payment of any such advisors retained by the Committee.

RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Audit Committee shall:

  Documents/Reports Review

  •
  Discuss with Management and the independent registered public accounting firm the Corporation's annual and interim financial statements, earnings press releases, earnings guidance and any reports or other financial information submitted to the shareholders, the SEC, analysts, rating agencies and others, including any certification, report, opinion or review rendered by the independent accountants.

  •
  Review the regular internal reports to Management prepared by the internal auditors, if any, and Management's response.

  •
  Discuss with Management and the independent registered public accounting firm the Quarterly Reports on Form 10-Q, the Annual Reports on Form 10-K, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and any related public disclosure prior to its filing.

  Independent Registered Public Accounting firm

  •
  Have sole authority for the appointment, compensation, retention, oversight, termination and replacement of the Corporation's independent registered public accounting firm (subject, if applicable, to stockholder ratification). Such appointment shall satisfy Sections 10A(j) and (l) of the Exchange Act and any rules promulgated thereunder with respect to audit partner rotation and conflict of interest, respectively. The independent registered public accounting firm shall report directly to the Audit Committee. The Corporation shall provide sufficient funding for the payment of the independent registered public accounting firm.

  •
  Pursuant to Section 10A(i)(1) of the Exchange Act, pre-approve all auditing services and all non-audit services to be provided by the independent registered public accounting firm, provided that the Audit Committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

  •
  Periodically, the Committee should review and discuss with the independent registered public accounting firm all significant relationships such firm has with the Corporation which might affect its independence. In connection with this review, the independent registered public accounting firm shall provide the Committee with a written statement delineating all relationships between the independent registered public accounting firm and the Corporation.

  •
  Review the performance of the independent registered public accounting firm with both Management and the independent registered public accounting firm.

  •
  Subject to the overall direction of the Audit Committee, the internal audit function will be managed on a day-to-day operational basis by the Chief Executive Officer.

  •
  Periodically meet with the independent registered public accounting firm separately and privately to hear its views on the adequacy of the Corporation's internal controls, any special audit steps adopted in light of material control deficiencies and the qualitative aspects of the Corporation's financial reporting, including the quality and consistency of both accounting policies and the underlying judgments, or any other matters raised by it.

  •
  Obtain and review a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent registered public accounting firm and its related entities and the Corporation and its related entities.

  Financial Reporting Processes

  •
  Review with financial Management and the independent registered public accounting firm the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by the Corporation, including an analysis of the effects of any alternative GAAP methods on the financial statements. This discussion shall cover the degree of aggressiveness or conservatism of both the accounting principles employed and the underlying judgments.

  •
  Approve any significant changes to the Corporation's auditing and accounting principles and practices after considering the advice of the independent registered public accounting firm and Management.

  •
  Focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks.

  •
  Discuss with Management the Corporation's major financial risk exposures and the steps Management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

  •
  Periodically meet with appropriate representatives of Management and the internal auditors, if any, separately and privately to consider any matters raised by them, including any audit problems or difficulties and Management's response.

  •
  Periodically review the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the Corporation.

  Process Improvement

  •
  Following the completion of the annual audit, review separately with Management and the independent registered public accounting firm any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  •
  Periodically review processes and policies for communicating with investors and analysts.

  •
  Review and resolve any disagreement between Management and the independent registered public accounting firm in connection with the annual audit or the preparation of the financial statements.

  •
  Review with the independent registered public accounting firm and Management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  Business Conduct and Legal Compliance

  •
  Review the Corporation's Code of Conduct and review Management's processes for communicating and enforcing this Code.

  •
  Review Management's monitoring of the Corporation's compliance with the organization's Code of Conduct, and ensure that Management has the proper review system in place to ensure that the Corporation's financial statements, reports, and other financial information disseminated to governmental organizations and to the public satisfy legal requirements.

  •
  Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

  Other Responsibilities

  •
  Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

  •
  Review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

  •
  Provide the report for inclusion in the Corporation's Annual Proxy Statement that is required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

  •
  Through its Chair, report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

  •
  Establish policies for the Corporation's hiring of employees or former employees of the independent registered public accounting firm who were engaged on the Corporation's account.

  •
  Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

  •
  Annually evaluate the Committee's performance, and report the results of such evaluation to the Board.

EFFECTIVE DATE

        This Audit Committee Charter was last amended by the Board of Directors and is effective as of September 8, 2004.

ANNEX B

NOMINATING & GOVERNANCE
COMMITTEE CHARTER

Purpose

        The Nominating & Governance Committee is appointed by the Board of Directors (the "Board") of B&G Foods, Inc. (the "Company") (1) to assist the Board by identifying individuals qualified to become Board members and members of Board committees, to recommend to the Board the director nominees for the next annual meeting of stockholders, and to recommend to the Board nominees for each committee of the Board; (2) to lead the Board in its annual review of the Board's and management's performance; (3) to monitor the Company's corporate governance structure; and (4) to periodically review and recommend to the Board any proposed changes to the Corporate Governance Guidelines applicable to the Company.

Committee Membership and Meetings

        The Nominating & Governance Committee shall consist of no fewer than three members. The members of the Nominating & Governance Committee shall meet the independence requirements of the American Stock Exchange.

        The members of the Nominating & Governance Committee shall be appointed by the Board based on the recommendation of the Nominating & Governance Committee. Nominating & Governance Committee members may be replaced by the Board. The Board shall designate one member of the Nominating & Governance Committee to serve as its chairman.

        The Nominating & Governance Committee shall meet at least twice annually, or more frequently as circumstances dictate. Special meetings may be convened as the Nominating & Governance Committee deems necessary or appropriate.

Committee Authority and Responsibilities

1.
The Nominating & Governance Committee shall have the sole authority to retain and terminate any search firm used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

2.
The Nominating & Governance Committee also shall have the authority, to the extent it deems necessary or appropriate to carry out its responsibilities, to retain at the expense of the Company special legal, accounting, actuarial and other advisors. The Nominating & Governance Committee shall have the sole authority to approve such advisors' fees and other retention terms.

3.
The Nominating & Governance Committee shall establish criteria, which shall be subject to the approval of the Board, for selection of new directors (including candidates recommended by the Company's stockholders) and evaluation and renomination of existing directors. All directors (a) should possess the highest personal and professional ethics, integrity and values, (b) should have substantial experience which is of particular relevance to the Company, and (c) should have sufficient time available to devote to the affairs of the Company.

4.
The Nominating & Governance Committee shall recruit individuals qualified to become Board members and shall consider candidates to fill positions on the Board, including candidates recommended by the Company's stockholders. The Nominating & Governance Committee shall conduct the appropriate and necessary inquiries (as determined by the Nominating & Governance Committee) with respect to the backgrounds and qualifications of candidates.

B-1

5.
The Nominating & Governance Committee shall recommend to the Board for its approval candidates to fill positions on the Board and its various committees.

6.
The Nominating & Governance Committee shall review the independence and other qualifications of Board members, consider questions of possible conflicts of interest between Board members or management and the Company and its subsidiaries, and monitor all other activities of Board members or management that could interfere with such individuals' duties to the Company.

7.
Following the end of each fiscal year, the Nominating & Governance Committee shall solicit comments from all directors and management and report annually to the Board with an evaluation of the Board's and management's performance during the prior fiscal year. The Nominating & Governance Committee shall discuss the evaluation with the full Board following the end of each fiscal year.

8.
The Nominating & Governance Committee shall monitor and recommend to the Board for its approval any changes regarding (a) the size and structure of the Board, (b), the structure of Board meetings, (c) the membership and functions of various committees of the Board and (d) the functions of the executive officers of the Company.

9.
The Nominating & Governance Committee annually shall review and reassess the adequacy of the Corporate Governance Guidelines and other matters of corporate governance, and recommend any proposed changes to the Corporate Governance Guidelines to the Board for its approval.

10.
The Nominating & Governance Committee annually shall review and reassess the adequacy of the Code of Business Conduct and Ethics, and recommend any proposed changes to the Code of Business Conduct and Ethics to the Board for its approval. The Nominating & Governance Committee shall consider any requests for waivers from or exceptions to the Code of Business Conduct and Ethics for directors or executive officers of the Company, and the Company shall make disclosure of such waivers as required by law or American Stock Exchange regulation.

11.
The Nominating & Governance Committee may form and delegate authority to subcommittees as the Nominating & Governance Committee may deem appropriate.

12.
The Nominating & Governance Committee shall report regularly to the Board, but not less frequently than annually.

13.
The Nominating & Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval. This Charter is in all respects subject and subordinate to the Company's Certificate of Incorporation and Bylaws, as such documents may be amended from time to time, and all applicable laws.

14.
The Nominating & Governance Committee annually shall review its own performance, and report the results of such review to the Board.

        In addition to the activities described above, the Nominating & Governance Committee will perform such other functions as necessary or appropriate in its or the Board's opinion under applicable law, the Company's Certificate of Incorporation and Bylaws and the resolutions and other directives of the Board.

        This Nominating & Governance Committee Charter was adopted by the Board and is effective as of September 8, 2004.

B-2

CLASS A COMMON STOCK PROXY CARD

B&G FOODS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned holder of Class A Common Stock of B&G FOODS, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint David L. Wenner and Robert C. Cantwell, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Summerfield Suites by Wyndham, One Ridgedale Avenue, Whippany, NJ 07981, on May 12, 2005 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL NO. 1.

Please mark your vote as indicated in this example ☒

1.
Election of Directors (Proposal No. 1):

	VOTE FOR ALL ☐	WITHHOLD FOR ALL ☐	VOTE FOR ALL EXCEPT* ☐
Nominees:
Leonard S. Polaner	David L. Wenner
James R. Chambers	Nicholas B. Dunphy
Cynthia T. Jamison	Alfred Poe
*
To withhold authority to vote for one or more nominee(s), mark "Vote for All Except" and write the name(s) of the nominee(s) for which you are withholding authority below:

2.
Other Matters:

        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

        IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF CLASS A COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL NO. 1 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

        The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 8, 2005, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended January 1, 2005 forwarded therewith.

Dated:	, 2005

Signature
Signature

CLASS B COMMON STOCK PROXY CARD

B&G FOODS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned holder of Class B Common Stock of B&G FOODS, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint David L. Wenner and Robert C. Cantwell, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class B Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Summerfield Suites by Wyndham, One Ridgedale Avenue, Whippany, NJ 07981, on May 12, 2005 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL NO. 1.

Please mark your vote as indicated in this example ☒

1.
Election of Directors (Proposal No. 1):

VOTE FOR ALL ☐	WITHHOLD FOR ALL ☐	VOTE FOR ALL EXCEPT* ☐
Nominees:
Leonard S. Polaner (Class A)	David L. Wenner (Class A)
James R. Chambers (Class A)	Nicholas B. Dunphy (Class A)
Cynthia T. Jamison (Class A)	Alfred Poe (Class A)
Stephen C. Sherrill (Class B)
*
To withhold authority to vote for one or more nominee(s), mark "Vote for All Except" and write the name(s) of the nominee(s) for which you are withholding authority below:

2.
Other Matters:

        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

        IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF CLASS B COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL NO. 1 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

        The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 8, 2005, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended January 1, 2005 forwarded therewith.

Dated:	, 2005

Signature
Signature

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING
CORPORATE GOVERNANCE
PROPOSAL NO. 1—ELECTION OF DIRECTORS
OUR MANAGEMENT
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
ADDITIONAL INFORMATION
B&G FOODS, INC. AUDIT COMMITTEE CHARTER
NOMINATING & GOVERNANCE COMMITTEE CHARTER